Exhibit 10.3

2020 EQUITY INCENTIVE PLAN

FIRST_NAME_MIDDLE_NAME_LAST_NAME

ADDRESS_LINE_1

CITY_STATE_ZIPCODE

Dear FIRST_NAME_MIDDLE_NAME_LAST_NAME,

NOTICE OF STOCK OPTION GRANT

Congratulations. We, Intevac, Inc. (the “Company”), pursuant to our 2020 Equity Incentive Plan (the “Plan”), hereby grants you a Nonstatutory (or “Non-Qualified”) Stock Option (the “Option”) to purchase the number of Shares as set forth below. Unless otherwise stated, all capitalized terms within this Stock Option Agreement (the “Agreement”) which includes this Notice of Stock Option Grant (the “Notice of Grant”) and the Terms and Conditions of Stock Option Grant, shall be interpreted as defined in the Plan. The following documents are linked to this notification and are also available on the Intevac Portal under the Stock Plans page:

•	Terms and Conditions of Stock Option Grant

•	2020 Equity Incentive Plan

•	2020 Equity Incentive Plan Prospectus

By accepting this Notice of Grant, you are agreeing to the electronic availability of the documents disclosed above. If you need a hard copy of any of the documents, please contact Janice Smith or myself, and one will be provided to you at no charge.

Name of Option Grantee:

Grantee Employee ID Number:

Grant Number:

Date of Grant:

Type of Option:

Total Number of Shares:

Exercise Price Per Share:

The total exercise price of the shares granted is:

Vesting Schedule: The shares will become fully vested in the following increments on the dates shown:

Vest Date	Vesting shares	Expiration

Except as provided by the following paragraph, in the event you cease to be a Director for any or no reason before you vest in the Option, your right to vest in the Option or purchase any shares under the then-unvested portion of the Option will immediately terminate.

Notwithstanding anything in the Plan or this Agreement to the contrary, if, on or following the six (6)-month anniversary of the Date of Grant, your service as a Director terminates under honorable circumstances, one hundred percent (100%) of the shares subject to the Option will vest immediately prior to such separation from service. The Board, excluding you for this purpose, will determine in its sole, good faith discretion, whether your termination as a Director was under honorable circumstances; provided, however, that the Board’s determination that you willfully breached the Company’s Director Code of Ethics, as in effect at the time of such breach, automatically will be deemed to be a determination that any termination of your service as a Director is not under honorable circumstances. For the avoidance of doubt, that your termination as a Director was not under honorable circumstances may be determined after your termination as a Director, and any shares under the then-outstanding and unexercised portion of the Option shall, upon such a determination, be immediately forfeited to the Company for no consideration.

You acknowledge and agree that by accepting this Notice of Grant, it will act as your electronic signature to this Agreement and indicate your agreement and understanding that this Option is subject to all of the terms and conditions contained in the Plan and this Agreement.

You should retain a copy of your Agreement. You may obtain a paper copy at any time for no charge by contacting Janice Smith or Kevin Soulsby. If you would prefer not to electronically sign this Agreement, you may accept this Agreement by signing a paper copy of the Agreement and delivering it to Janice Smith or Kevin Soulsby.

If you have any questions, please contact me at extension 2837 or stop by my office.

/s/ KEVIN SOULSBY
Kevin Soulsby, Chief Financial Officer